SOUTHWEST GAS TO RECEIVE $16.25 MILLION FROM
INSURANCE PROVIDER TO SETTLE MERGER-LITIGATION CLAIM

Las Vegas – Southwest Gas Corporation (Company) negotiated a $16.25 million settlement on December 18 with an insurance provider related to the now terminated acquisition of the Company by ONEOK, Inc. (ONEOK) and the rejection of competing offers from Southern Union Company (Southern Union). The settlement favorably resolves issues with the insurance provider over the recovery of certain costs incurred earlier this year to defend and settle merger-related litigation. Income from the settlement will be recognized in the fourth quarter of 2002 and will amount to $9.0 million after-tax, or $0.27 per share.

In a separate matter, Southern Union was awarded $60 million in punitive damages by a federal jury on December 18 against Arizona Corporation Commissioner Jim Irvin for claims brought against him related to the now terminated acquisition of the Company.

Southern Union also was awarded $975,000 in compensatory damages. Southwest, its chief executive officer, Michael Maffie, and its chairman of the board, Thomas Hartley, were allocated a percentage of responsibility for the compensatory damage award. However, this award has no impact on the Company, Mr. Maffie, or Mr. Hartley due to an August 2002 settlement of all claims with Southern Union. The Company and its officers and directors did not participate in, nor were they parties to this trial.